SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT

                       SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                             Act of  1934

Filed by the registrant [X]
Filed by a party other than the registrant [   ]
Check the appropriate box:
[   ]  Preliminary proxy statement
[X]  Definitive proxy statement
[   ]  Definitive additional materials
[   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Hologic, Inc.
           (Name of Registrant as Specified in its Charter)

                             Hologic, Inc.
              (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]   No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
       and 0-11.
     1)  Title of each class of securities to which transaction applies:
     _____________________________________________

     2)  Aggregate number of securities to which transaction applies:
     _____________________________________________

     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-111:
     _____________________________________________

     4)Proposed maximum aggregate value of transaction:

     ---------------------------------------------
     5)Total fee paid:

     [  ]   Fee paid previously with preliminary materials.
     ------------------------------------------------------
________
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount previously paid:

     2)  Form, schedule or registration statement no.:

     3)  Filing party:

     4)  Date filed:





                             HOLOGIC, INC.
                             ____________

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             MARCH 7, 2000

TO THE STOCKHOLDERS OF HOLOGIC, INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Hologic, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, March 7, 2000 at 10:00 a.m., local time, at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730 for the following purposes:

      1. To elect seven (7) directors to serve for the ensuing year and until their successors are duly elected.

     2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on February 3, 2000 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                              By order of the Board of Directors

                              Lawrence M. Levy, Secretary
Bedford, Massachusetts
February 10, 2000

-----------------------------------------------------------------------
                               IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

                    THANK YOU FOR ACTING PROMPTLY.
----------------------------------------------------------------------


                             HOLOGIC, INC.
                            ______________

                            PROXY STATEMENT

                  2000 ANNUAL MEETING OF STOCKHOLDERS
                             March 7, 2000

            INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Hologic, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, March 7, 2000, at 10:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730. This proxy statement, the accompanying proxy card and the annual report to stockholders are first being mailed to stockholders on or about February 10, 2000.

Record Date, Stock Ownership and Voting

      Only stockholders of record at the close of business on February 3, 2000, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on February 3, 2000 there were outstanding and entitled to vote 15,366,388 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each stockholder is entitled to one vote for each share of Common Stock.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon at the Annual Meeting. A majority of the shares of Common Stock outstanding is required to be present or represented by proxy at the Annual Meeting in order to constitute the quorum necessary to take action at the Annual Meeting.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will treat broker non-votes and abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions, including broker non-votes, will have no effect on the outcome of the vote for the election of directors or the ratification of auditors.

Revocability of Proxies

      Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 35 Crosby Drive, Bedford, Massachusetts 01730, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

Solicitation

      All costs of this solicitation of proxies will be borne by the Company. The Company has retained American Stock Transfer & Trust Company to aid in the solicitation of proxies from stockholders, banks and other institutional nominees. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

Deadline for Receipt of Stockholder Proposals

      Proposals of stockholders of the Company which comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), and which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting of Stockholders, must be received by the Company no later than October 13, 2000, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals submitted outside the processes of Exchange Act Rule 14a-8 will be considered untimely if received after December 27, 2000. The proxy solicited by the Board of Directors with respect to that meeting may confer discretionary authority to vote on matters submitted in untimely proposals.

                              PROPOSAL 1

                         ELECTION OF DIRECTORS

      A board of seven (7) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board of Directors' nominees named below. All nominees are currently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as director. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

      Set forth below is certain biographical information regarding the nominees, including information furnished by them as to their principal occupation for the last five (5) years, certain other directorships held by them and their ages as of February 3, 2000.

                                                                Director
Name                    Age            Position                   Since
-------------------     ---            --------                  ------
S. David Ellenbogen     61      Chairman of the Board and
                                  Chief Executive Officer         1985
Steve L. Nakashige      50      President and Chief Operating
                                  Officer and Director            1998
Jay A. Stein            57      Senior Vice President, Chief
                                  Technical Officer and Director  1985
Irwin Jacobs            62      Director                          1990
William A. Peck         66      Director                          1990
Gerald Segel            78      Director                          1990
Elaine Ullian           52      Director                          1996

      Mr. Ellenbogen, a co-founder of the Company, has served as its Chief Executive Officer and a director since its organization in October 1985, as its Chairman of the Board of Directors since May 1994, as its President from October 1985 until May 1994 and as its Treasurer from October 1985 until February 1992. Prior to founding the Company, Mr. Ellenbogen served as President, Treasurer and a director of Diagnostic Technology, Inc. ("DTI"), which he co-founded with Dr. Stein in 1981. DTI, which developed an x-ray product for digital angiography, was acquired in 1982 by Advanced Technology Laboratories, Inc. ("ATL"), a wholly-owned subsidiary of Squibb Corporation. Mr. Ellenbogen was involved in the management of the digital angiography group of ATL from 1982 to 1985. From July 1989 to January 2000, Mr. Ellenbogen was also the President, and a director of Vivid Technologies, Inc. ("Vivid") and typically devoted approximately sixteen hours per week to Vivid pursuant to a management agreement between the Company and Vivid. On January 13, 2000, PerkinElmer completed the purchase of Vivid and Mr. Ellenbogen relinquished all positions and duties with Vivid. See "Certain Transactions".

      Mr. Nakashige has served as President and Chief Operating Officer of the Company since May 1994. From 1988 to 1994, Mr. Nakashige was with General Electric Medical Systems where he held the position of Senior Manager, Ultrasound Business from 1990 to 1994 and Manager, Ultrasound Marketing Operations from 1988 to 1990. From 1986 to 1988, Mr. Nakashige was Vice President of Operations of Biosound Inc., a medical equipment manufacturer.

      Dr. Stein, a co-founder of the Company, has served as its Senior Vice President, Chief Technical Officer and a director since its organization. Dr. Stein co-founded DTI with Mr. Ellenbogen in 1981, served as Vice President and Technical Director of DTI and was Technical Director of the digital angiography group of its successor, ATL, from 1982 to 1985. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of fifteen patents involving x-ray technology. From July 1989 to January 2000, Dr. Stein was also the Senior Vice President, Technical Director and a director of Vivid and devoted approximately eight hours per week to Vivid pursuant to a management agreement between the Company and Vivid. On January 13, 2000, PerkinElmer completed the purchase of Vivid and Dr. Stein relinquished all positions and duties with Vivid. See "Certain Transactions".

      Mr. Jacobs has been a director of the Company since January 1990. Mr. Jacobs, currently retired, was the President of Dataviews, Inc., a company that manufactures and distributes software products, from January 1992 to September 1997. Since December 1990, Mr. Jacobs has also been the Chairman of the Board of Personal Protection Consultants, Inc., a company which provides specialized training to hospitals and law enforcement agencies. From May 1990 to December 1990, Mr. Jacobs was a Vice President of Ask Computers, Inc., a computer system developer. From 1987 to May 1990, Mr. Jacobs was the President and Chairman of the Board of Directors of Perception Technology Corp., a manufacturer of voice response systems.

      Dr. Peck has been a director of the Company since January 1990. In 1989, Dr. Peck became the Vice Chancellor for Medical Affairs at Washington University (Executive Vice Chancellor since 1993) and Dean of the Washington University School of Medicine in St. Louis, Missouri. From 1976 until his appointment as Vice Chancellor, Dr. Peck was a Professor of Medicine and the Co-Chairman of the Department of Medicine at Washington University, and the Physician-in-Chief at the Jewish Hospital of St. Louis. Dr. Peck is a member of the Board of Trustees of the National Osteoporosis Foundation and served as its President from 1985 to 1990. Dr. Peck also serves as a director of Allied Healthcare Products, Inc., Angelica Corporation, Reinsurance Group of America, Inc. and TIAA-CREF Trust Company.

      Mr. Segel has been a director of the Company since March 1990. Mr. Segel, currently retired, was Chairman of the Board of Tucker Anthony Incorporated from January 1987 to May 1990. From 1983 through January 1987 he served as President of Tucker Anthony Incorporated. Mr. Segel also serves as a director of Boston Communications Group, Inc. and served as a director of Vivid until January 2000.

     Ms. Ullian has been a director of the Company since February 1996. In 1996, Ms. Ullian was appointed President and Chief Executive Officer of Boston Medical Center, the successor corporation of Boston University Medical Center Hospital. In April 1994, Ms. Ullian was appointed President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. From 1984 to 1987, she was Vice President for Clinical Operations at New England Medical Center. Ms. Ullian also serves as a director of Vertex Pharmaceuticals.


Board of Directors' Meetings and Committees

      The Board of Directors met four times for regular meetings and held eleven special meetings during the year ended September 25, 1999. Each director attended at least 75% of the meetings of the Board of Directors and each of its Committees on which they served.

      Standing committees of the Board include an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

      Messrs. Ellenbogen, Jacobs and Segel and Dr. Stein are currently the members of the Executive Committee. The Executive Committee did not meet formally during fiscal 1999. The Executive Committee has all the powers and authority of the Board of Directors, except those powers that may not lawfully be delegated by the Board of Directors and except those specific powers delegated by the Board of Directors to any other committee appointed by it.

      Messrs. Jacobs and Segel are currently the members of the Audit Committee. During fiscal 1999, the Audit Committee met twice with the Company's independent auditors. The Audit Committee reviews with the Company's independent auditors the scope of the audit for the year, the results of the audit when completed, the adequacy of the Company's internal control systems and financial reporting procedures, and the independent auditors' fee for services performed.

      Messrs. Jacobs and Segel, Dr. Peck and Ms. Ullian are currently the members of the Company's Compensation Committee. During fiscal 1999, the Compensation Committee met twice. The Compensation Committee determines the compensation to be paid to key officers of the Company and administers the Company's Stock Incentive Plans, Executive and Key Employee Bonus Program, Performance-Bonus Plan, 1995 Employee Stock Purchase Plan, and 401(k) Plan.

Compensation of Directors

      In fiscal 1999, each non-employee director received (i) an annual retainer of $12,000, payable $3,000 per quarter, (ii) a director's meeting fee of $1,500 for each meeting of the Board of Directors at which the director was physically present and $600 for each meeting at which the director participated by telephone and (iii) a committee meeting fee for each meeting of a committee of the Board of Directors at which the director was physically present, in the amount of $1,200 if the meeting was held on a day other than the day of the meeting of the Board of Directors and $600 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

      Non-employee directors are also eligible to receive stock options pursuant to the Company's Amended and Restated 1990 Non-Employee Director Stock Option Plan (the "Director's Plan"). The Director's Plan provides that each eligible director will receive an option to purchase 10,000 shares of Common Stock at the time the director is first elected to the Board of Directors. These options become exercisable in increments of 2,000 shares over a five-year period for each year that the director remains affiliated with the Company. Each director who has served as a director for a full fiscal year will be granted an option to purchase an additional 8,000 shares of Common Stock on December 15 of each year, provided he or she continues to be an eligible director, until the director has received options to purchase 44,000 additional shares. These options become exercisable in full six months after the date of grant. The exercise price for all options granted under the Director's Plan is the fair market value of the Common Stock at the time the option is granted. The exercise price may be paid in cash, with Common Stock (valued at fair market value on the date of purchase), or by a combination of cash and Common Stock. On December 15, 1998, options to purchase 8,000 shares of Common Stock, at an exercise price of $11.00 per share, were granted to each of Messrs. Jacobs and Segel and Dr. Peck and Ms. Ullian under the Director's Plan. There are no remaining shares available for issuance under this plan.

     Beginning in 1999, non-employee directors are eligible to receive stock options pursuant to the Company's 1999 Equity Incentive Plan (the "1999 Plan"). The 1999 Plan provides that, unless otherwise determined by the Board of Directors, each director of the Company who is not an employee of the Company shall automatically be granted a nonqualified option to acquire 25,000 shares of Common Stock as of the date he or she is first elected to the Board or, with respect to such directors serving on the Board, as of the effective date of the 1999 Plan. In each case, the option price will be the fair market value of the Common Stock on such date and the expiration date will be the tenth anniversary thereof. Each such nonqualified option will become exercisable in 20% installments beginning on January 1 of the first year after the grant date, and on January 1 of each year thereafter, until such option is fully exercisable on January 1 of the fifth year following the grant date.

     Furthermore, unless otherwise determined by the Board of Directors, each director of the Company who is not an employee of the Company and who has served as a director for six months shall automatically be granted a nonqualified option to acquire 3,000 shares of Common Stock as of January 1 of each year, beginning with January 1, 2000. The option price will be the fair market value of the Common Stock on such date and the expiration date will be the tenth anniversary thereof. These options are exercisable on and after the date that is six months after the date of grant. On March 9, 1999, options to purchase 25,000 shares of Common Stock, at an exercise price of $8.875 per share, were granted to each of Messrs. Jacobs and Segel and Dr. Peck and Ms. Ullian under the 1999 Plan.

     The Board of Directors is authorized to increase annually the number of shares of Common Stock available for issuance under the 1999 Equity Incentive Plan (the "1999 Plan"), subject to certain limitations. On September 24, 1999, the Board of Directors increased the number of shares available under the 1999 Plan by a total of 380,000 shares.

                              PROPOSAL 2

     RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify the selection of Arthur Andersen LLP as independent public accountants to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2000. Arthur Andersen LLP has audited the Company's financial statements annually since 1986, and the Board of Directors believes it is desirable and in the best interests of the Company to continue employment of that firm. The affirmative vote of a majority of the Company's Common Stock present in person or represented by proxy is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants. Action by stockholders is not required by law in the appointment of independent public accountants, but their appointment is submitted by the Board of Directors in order to give the stockholders a voice in the designation of accountants. If the appointment is not ratified by the stockholders, the Board of Directors will reconsider its choice of Arthur Andersen LLP as the Company's independent public accountants.

      A representative of Arthur Andersen LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.



                           OTHER INFORMATION

   SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information as of February 3, 2000 with respect to the beneficial ownership of the Company's Common Stock of each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation", below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                      Beneficial Ownership (1)
                                      ------------------------
           Name of                     Number        Percent of
     Beneficial Owner                 of Shares     Common Shares
     ----------------                 ---------     -------------
S. David Ellenbogen (2)                 561,082       3.7%
Jay A. Stein (3)                        396,309       2.6%
Steve L. Nakashige (4)                  160,430       1.0%
Jean Chaintreuil (4)                     36,332       *
Mark A. Duerst (4)                       59,164       *
Irwin Jacobs (4)                         49,000       *
William A. Peck (4)                      35,000       *
Gerald Segel (4)                         49,000       *
Elaine Ullian (4)                        37,000       *
All directors and executive officers
 as a group (10 persons)(4)           1,486,485       9.7%
_____________________
*    Less than one percent.

(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.

(2) Includes (i) 48,110 shares held by, or in trust for, Mr. Ellenbogen's children and grandchildren and (ii) 7,150 shares held by Mr. Ellenbogen as trustee, all of which shares Mr. Ellenbogen disclaims beneficial ownership. Also includes options to purchase 128,996 shares of Common Stock which are exercisable within 60 days after February 3, 2000.

(3) Includes (i) 7,230 shares held by, or in trust, for Dr. Stein's children and (ii) 23,170 shares held by Dr. Stein as trustee or custodian, all of which shares Dr. Stein disclaims beneficial ownership. Also includes options to purchase 120,996 shares of Common Stock which are exercisable within 60 days after February 3, 2000.

(4) Includes the following shares subject to options which are exercisable within 60 days after February 3, 2000: Mr. Nakashige - 154,332; Mr. Chaintreuil - 36,332; Mr. Duerst - 59,164; Mr. Jacobs - 49,000; Dr. Peck - 35,000; Mr. Segel - 49,000; Ms. Ullian - 37,000; and
all directors and executive officers as a group - 763,152.


                       EXECUTIVE OFFICERS

      The names of the executive officers of the Company who  are
not   directors   of   the  Company,  and  certain   biographical
information furnished by them, are set forth below:

     Name                Age                 Title
     ----                ---                 -------
Jean  Chaintreuil         44             Vice  President of
                                          European Operations
Mark  A.  Duerst          43             Vice President of Sales
Glenn  P.  Muir           40             Vice President of Finance and
                                          Treasurer

     Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

      Mr. Chaintreuil has served as Vice President of European Operations of the Company since February 1993. Mr. Chaintreuil has held the position of President, Hologic Europe since joining the Company in October 1991. From 1986 to 1991, Mr. Chaintreuil held a variety of positions with General Electric/C.G.R., including International Marketing Manager for mammography and stand-alone products and Regional Sales and Service Manager for the Paris and west France territory.

      Mr. Duerst has served as Vice President of Sales since September 1994. Prior to that, Mr. Duerst held the position of Director of North American Sales since 1990 and the position of Central Regional Sales Manager since joining the Company in 1989. From 1988 to 1989, Mr. Duerst was an independent marketing and sales consultant and from 1983 to 1987 he was Director of Sales and Marketing of Lunar Corporation.

      Mr. Muir, a Certified Public Accountant, has served as Vice President of Finance and Treasurer of the Company since February 1992. Prior to that, Mr. Muir held the position of Controller since joining the Company in October 1988. From 1986 to 1988, Mr. Muir was Vice President of Finance and Administration and Chief Financial Officer of Metallon Engineered Materials Corp., a manufacturer of composite materials. Mr. Muir received an MBA from the Harvard Graduate School of Business Administration in 1986. Mr. Muir also served as a director of Vivid Technologies, Inc.



                     EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning the compensation during the last three fiscal years of the Company's Chief Executive Officer and the four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services in all capacities to the Company during the last fiscal year (the "named executive officers").

                                                              Long-Term Compensation
                                                        ----------------------------------------
Name and               Fiscal     Annual Compensation    Restricted Stock   Securities Underlying     All Other
Principal Position     Year      Salary ($)   Bonus ($)      Awards($)(1)        Options  (#)        Compensation ($)(2)
------------------     ----      ---------------------     --------------     -------------------   -------------------

S. David Ellenbogen     1999     $244,297       ---          $75,000             45,000               $3,500
Chairman and CEO        1998     $216,945     $150,000       $75,000             20,000               $3,500
                        1997     $201,382     $150,000          ---              25,000               $3,325

Steve L. Nakashige      1999     $200,954        ---         $75,000             40,000               $3,500
President and COO       1998     $174,407     $ 75,000       $75,000             20,000               $3,500
                        1997     $152,441     $ 75,000         ---               20,000               $3,325

Jay A. Stein            1999     $205,759        ---            ---              25,000               $3,500
Sr. Vice President      1998     $185,248     $ 25,000          ---              10,000               $3,500
Chief Technical Officer 1997     $181,440     $ 25,000          ---              15,000               $3,325

Jean Chaintreuil        1999     $228,791        ---            ---              25,000                 ---
Vice President          1998     $244,574     $  15,000         ---              10,000                 ---
European Operations     1997     $242,031     $  15,000         ---              15,000                 ---

Mark A. Duerst          1999     $193,420        ---            ---              25,000               $3,500
Vice President          1998     $235,347     $  25,000         ---              10,000               $3,500
Sales and Marketing     1997     $197,909     $  35,000         ---              15,000               $3,325
__________________

(1) Represents 2,913 restricted shares of Common Stock granted to each of Messrs. Ellenbogen and Nakashige on November 14, 1997 and 3,000 restricted shares of Common Stock on November 12, 1998. The amounts reported in this column represent the fair market value of restricted shares of Common Stock granted on November 14, 1997, and November 12, 1998 calculated as of the grant date. The underlying shares may be repurchased by the Company under certain circumstances before November 14, 1999 and November 12, 2000. At September 25, 1999, the aggregate number of restricted shares and fair market value of such shares on that date held by the respective named executive officers was as follows: Mr. Ellenbogen - 5,913 shares with an aggregate fair market value of $24,391 and Mr. Nakashige - 5,913 shares with an aggregate fair market value of $24,391. Dividends, if any, paid to holders of the Company's Common Stock would also be paid to holders of restricted shares.

(2) The amounts reported in this column consist of the Company's matching contribution under its 401(k) Profit-Sharing Plan.

Stock Option Grants in Last Fiscal Year

      The following table sets forth the stock options granted to the Company's named executive officers during the fiscal year ended September 25, 1999.

                                      Individual Grants                       Potential Realizable Value
                    -------------------------------------------------------   at Assumed Annual Rates
                    Number of       % of Total                                 of Stock Price Appreciation
                   Securities     Options Granted    Exercise                   for Option Term (3)
               Underlying Options  to Employees      Price       Expiration
Name              Granted(#)(1)   in Fiscal Year   ($/share)(2)     Date        5% ($)     10% ($)
---------------  --------------   -------------    ------------  ----------    -------     --------
S.D. Ellenbogen     25,000            2%              $13.125     11/12/08     $206,356    $522,947
                    20,000            2%              $13.125     11/12/08     $165,085    $418,357

S. Nakashige        20,000            2%              $13.125     11/12/08     $165,085    $418,357
                    20,000            2%              $13.125     11/12/08     $165,085    $418,357

J. Stein            15,000            1%              $13.125     11/12/08     $123,814    $313,768
                    10,000            1%              $13.125     11/12/08     $ 82,542    $209,179

J. Chaintreuil      15,000            1%              $13.125     11/12/08     $123,814    $313,768
                    10,000            1%              $13.125     11/12/08     $ 82,542    $209,179

M. Duerst           15,000            1%              $13.125     11/12/08     $123,814    $313,768
                    10,000            1%              $13.125     11/12/08     $ 82,542    $209,179

_____________
(1) Options vest at the rate of 20% per year, beginning in 1998. The options were granted under the Company's 1995 Combination Stock Option Plan.

(2) The exercise price is equal to the fair market value of the stock on the date of grant.

(3) The 5% and 10% assumed rates of annual compounded stock price appreciation are set forth in the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year
End Option Values

      The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended September 25, 1999 and the fiscal year-end value of unexercised options for the Company's named executive officers.

                                                       Number of
                                                   Securities Underlying      Value of Unexercised
                    Shares                          Unexercised Options      In-the-Money Options at
                   Acquired         Value          at FiscalYear-End (#)      Fiscal Year-End ($)(1)
Name             on Exercise (#)  Realized ($)   Exercisable/Unexercisable  Exercisable/Unexercisable
---------------  --------------   ------------   -------------------------  -------------------------
S. D. Ellenbogen   ---              ---             124,996 / 43,004           $ 56,250 / $ ---
S. Nakashige       ---              ---             150,332 / 34,668           $ 39,375 / $ ---
J. Stein           ---              ---             118,996 / 29,004           $ 56,250 / $ ---
J. Chaintreuil     ---              ---              32,332 / 35,668           $  3,500 / $ ---
M. Duerst          ---              ---              57,164 / 20,336           $  8,750 / $ ---
___________________

(1) Based upon the $4.125 closing market price of the Company's Common Stock as reported on the Nasdaq National Market System on September 25, 1999 minus the respective option exercise price.


Executive Bonus Program

      The Compensation Committee of the Board of Directors approved an Executive and Key Employee Bonus Program for fiscal 2000 under which executive officers, senior management and key contributors selected by the Compensation Committee may be eligible for cash bonuses, awarded at the discretion of the Compensation Committee, to be paid in the first quarter of fiscal 2001. This program is designed to attract and retain key talent and is directly related to the success of the Company and to an overall increase in shareholder value. Under this program, executive officers are measured against a combination of strategic, divisional and individual goals to qualify for a bonus. Considerations include an evaluation of overall and divisional revenues and profitability, new product development and introductions, and improved shareholder value. For fiscal 1999, bonuses of $315,000 were paid to key employees and senior managers under a similar program approved for that year. Based on an evaluation of the Company's overall profitability and change in shareholder value during fiscal 1999, the Compensation Committee did not award bonuses to the Company's executive officers in fiscal 1999.

Severance Agreements

      Severance agreements are in effect between the Company and each of the Named Executive Officers. The agreements are intended to encourage the executives to continue to carry on their duties in the event of a change of control of the Company. Under the terms of these agreements, if termination of an executive's employment occurs within the three-year period following a change of control of the Company and such termination is by the Company (or its successor) other than for cause or disability or by the executive for good reason (each as defined in the agreement), each executive will be entitled to receive, among other things, in a lump sum in cash: (i) the executive's accrued salary; (ii) a pro rata portion of such executive's highest annual bonus; (iii) if the executive has remained employed for one year following the change of control, a special bonus equal to the sum of the executive's annual salary and highest annual bonus; and (iv) a severance amount equal to $1.00 less than the executive's base amount (as defined in the tax code), multiplied by three. In addition, all unvested stock options or stock appreciation rights held by the executive shall be immediately exercisable for a one year period following the executive's termination date. The severance agreements confer no benefits prior to a change of control. In the event that any payments received by the executives in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws or would be nondeductible to the Company under such laws, the agreements provide for a reduction in the amount to be paid to the executive to an amount which is one dollar less than the maximum that can be paid without subjecting the payments to such excise tax or resulting in such payments being nondeductible to the Company.

Compensation Committee Interlocks and Insider Participation

      Decisions regarding executive compensation are made by the Company's Compensation Committee of the Board of Directors, which is composed of Irwin Jacobs, William A. Peck, Gerald Segel and Elaine Ullian. The Compensation Committee also administers the Company's Stock Incentive Plans, Executive and Key Employee Bonus Program, Performance - Bonus Plan, and 401(k) Plan. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. Glenn P. Muir, the Vice President of Finance and Treasurer of the Company, served on the Board of Directors and the Compensation Committee of Vivid during fiscal 1999. S. David Ellenbogen, the Chairman of the Board and Chief Executive Officer of the Company, and Jay
A. Stein, the Senior Vice President, Chief Technical Officer and a director of the Company, were executive officers of Vivid during fiscal 1999. See "Certain Transactions".



 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors, consisting entirely of independent non-management directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is comprised of Messrs. Jacobs, Peck and Segel and Ms. Ullian.

The Company's Compensation Philosophy and Plan

      The Company's executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of the Company and to closely align the interests of executives with those of the Company's stockholders.

      The Committee reviews the Company's executive compensation program through the application of the subjective business judgment of each of its members and through an informal survey of executive compensation programs of peer companies. The Compensation Committee does not use a quantitative method or use a mathematical formula to set any element of compensation for a particular executive officer. The Compensation Committee uses discretion and considers all elements of an executive's compensation package when setting each portion of compensation which is based upon corporate performance and individual initiatives and performance. The principle elements of the Company's executive compensation program consist of: (i) base annual salary, (ii) executive bonus program and (iii) equity awards.

Base Annual Salaries. Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies. Individual adjustments are made at the discretion of the Compensation Committee, taking into consideration factors such as the Company's performance and the Compensation Committee's subjective perception of the individual's performance.

Executive Bonus Program. The Compensation Committee of the Board of Directors approved an Executive and Key Employee Bonus Program for fiscal 2000 under which executive officers, senior management and key contributors selected by the Compensation Committee may be eligible for cash bonuses, awarded at the discretion of the Compensation Committee, to be paid in the first quarter of fiscal 2001. This program is designed to attract and retain key talent and is directly related to our success and to an overall increase in shareholder value. Under this program, executive officers are measured against a combination of strategic, divisional and individual goals to qualify for a bonus. Considerations include an evaluation of overall and divisional revenues and profitability, new product development and introductions, and improved shareholder value. Based on an evaluation of the Company's overall profitability and change in shareholder value during fiscal 1999, the Compensation Committee did not award bonuses to the Company's executive officers in fiscal 1999.

Equity   Awards.  The  third  component  of  executive  officers'
compensation are equity awards in the form of stock options and restricted stock grants.

      Stock options and restricted stock grants are designed to align the interests of the executive with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options generally vest at the rate of 20% or 25% per year, with the first installment vesting either at the end of one or two years, respectively, from the date of employment (for options granted upon initial employment) or the date of grant and are exercisable within ten years from the date of grant. The restricted stock grants are awards of shares of common stock. These awards are generally subject to repurchase by the Company for a two year period from the date of grant. The size of individual option and stock grants are based upon the Committee's subjective review of the job responsibility and individual contribution to the Company's success. Previous option and stock grants are considered when awards are determined. These equity awards are designed to provide incentives for the creation of long-term value for the Company's stockholders.

Compensation of the Chief Executive Officer

      In January 1999, Mr. Ellenbogen's base salary was increased to $250,000 from $220,000, which the Committee considers to be comparable to the salaries of chief executive officers of peer companies based on the Committee's informal survey of executive compensation at peer companies. In fiscal 1999, Mr. Ellenbogen did not receive a bonus. In fiscal 1999, Mr. Ellenbogen also received 3,000 restricted shares of common stock which may be repurchased by the Company under certain circumstances before November, 2000. In fiscal 1999, Mr. Ellenbogen was instrumental in, among other things, the Company beginning to diversify its product line with the acquisition of Direct Radiography Corp.

Conclusion

      Through these programs, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in pursuance of strategic goals as well as stock price appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return, recognizing however, that fluctuations in the operating results of the business may result over time.

          The Compensation Committee

          Irwin Jacobs
          William A. Peck
          Gerald Segel
          Elaine Ullian



                        PERFORMANCE GRAPH

       The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the period from September 25, 1994 through September 25, 1999, based upon the market price of the Company's Common Stock, with the cumulative total return on the Standard and Poor's 500 Stock Index (the "S&P 500") and the Standard and Poor's Medical Products and Supplies Index (the "S&P Medical Products") for that period. The Performance Graph assumes the investment of $100 on September 25, 1994 in the Company's Common Stock, the S&P 500 and the S&P Medical Products, and the reinvestment of any and all dividends.







                                   Cumulative Total Return
***********************************************************************************
                  September  September  September  September  September  September
                    1994       1995       1996       1997       1998       1999
***********************************************************************************
Hologic,Inc.        $100       $160       $379       $357       $179       $ 58

S&P 500             $100       $130       $156       $219       $239       $306

S&P Healthcare
(Medical Products
 & Supplies)        $100       $162       $194       $240       $290       $324

***********************************************************************************




                      CERTAIN TRANSACTIONS

      For the fiscal year ended September 25, 1999, the following transactions occurred which involved more than $60,000 with any director, executive officer, five percent (5%) beneficial owner of the Company's common stock or any member of the immediate family of any of the foregoing persons.

Vivid Technologies, Inc.

      In June 1989, the Company granted an exclusive perpetual license to use certain patent rights and technology to Vivid Technologies, Inc. for the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband (subject to termination by either party for certain defaults). In September 1996, this license was amended to grant Vivid a nonexclusive license to use these patents and technology for the development, manufacture and sale of X-ray-based products capable of being used for process control applications in the food and beverage industries. During fiscal 1999, Mr. Ellenbogen and Dr. Stein were directors of Vivid and held similar offices in Vivid as they do with the Company. Mr. Ellenbogen and Dr. Stein collectively beneficially owned approximately 12% of the outstanding voting stock of Vivid during fiscal 1999.

      Under the license agreement, Vivid was required to pay the Company royalties of 5% of the first $50 million of net sales of screening security systems using the Company's technology, and 3% of net sales in excess of $50 million, up to a maximum of $200 million of net sales of these products. Vivid was also required to pay royalties of 3% up to a maximum of $200 million of net sales of products covered by the nonexclusive license for food and beverage process control. The maximum aggregate royalties payable to the Company by Vivid under this exclusive arrangement was $7 million, and under the nonexclusive arrangement, was $6 million. In fiscal 1999, Vivid paid the Company royalties of approximately $393,000 under the license agreement, on aggregate sales through fiscal 1999 of approximately $125 million.

      Under a management agreement, the Company provided Vivid with the part-time management services of Mr. Ellenbogen and Dr. Stein during fiscal 1999. Under this arrangement, Vivid was required to pay the Company its proportionate share of the salary of the Company's employees rendering services to Vivid. During fiscal 1999, the payments made under this arrangement were Vivid's proportionate share of Mr. Ellenbogen's and Dr. Stein's compensation. Under this arrangement, no compensation was paid by Vivid to any of the Company's employees. For the fiscal year ended September 25, 1999, Vivid was charged approximately $151,000 by the Company for services rendered under the agreement. The Company estimates that Mr. Ellenbogen and Dr. Stein had typically devoted approximately sixteen and eight hours per week, respectively, on matters involving Vivid.

      In January 2000 the license and technology agreement with Vivid was terminated in connection with the completion of the merger of Vivid with PerkinElmer, Inc. Upon the effective date of the merger, Vivid paid the Company $2 million as a fully paid up, exclusive license to utilize the Company's technology for X-ray security systems.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended September 25, 1999. To the best of the Company's knowledge, all of these filing requirements have been satisfied. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent stockholders and copies of the reports that they filed with the SEC.

                          OTHER MATTERS

      The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Incorporation by Reference

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Report of the Compensation Committee on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

             FINANCIAL MATTERS AND FORM 10-K REPORT

      The Company's annual report for the fiscal year ended September 25, 1999, is being mailed with this proxy statement to stockholders entitled to notice of the meeting. The consolidated financial statements, unaudited selected quarterly data and management's discussion and analysis of financial condition and results of operations included in the annual report are incorporated by reference herein.

     THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MASSACHUSETTS 01730.

                         VOTING PROXIES

      The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                              By order of the Board of Directors


                              Lawrence M. Levy, Secretary


Bedford, Massachusetts
February 10, 2000